ML RETIREMENT RESERVES MONEY FUND

FILE # 811-3310

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/16/02	GECC Extendible Monthly Securities – global MTN 10/17/03	$6,000,000,000	$62,500,000	Morgan Stanley
10/10/02	State of CA 2002-2003 RNS and Index Notes 6/20/03	$9,000,000,000	$48,000,000	Goldman Sachs
		$	$
		$	$
		$	$